Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Acquisition of 17 Properties for $200.0 Million

SALT LAKE CITY,  November 4, 2013 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”) today announced that on October 30, 2013, the Company entered into a definitive agreement to acquire a portfolio of 17 self-storage properties located in Virginia for an aggregate purchase price of approximately $200.0 million in cash. This portfolio consists of approximately 1.5 million square feet of net rentable space in approximately 14,000 units.  As of September 30, 2013, approximately 90% of the net rentable space at these properties was occupied.

The acquisition of these 17 properties is subject to the completion of due diligence and the satisfaction of other closing conditions. The Company intends to consummate the acquisition in or about January 2014; however, there can be no assurances that these conditions will be satisfied or that the acquisition will close on the terms described herein, or at all.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT that owns and/or operates 1,007 self-storage properties in 35 states, Washington, D.C. and Puerto Rico. The Company’s properties comprise approximately 667,000 units and approximately 74.0 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to the terms, timing and completion of the acquisition described above.  In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology.  All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements.  All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Forward-looking statements apply only as of the date of this release.  We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597